Exhibit 32.1

CERTIFICATION OF CHIEF EXECUTIVE OFFICER AND

CHIEF FINANCIAL OFFICER

Pursuant to 18 U.S.C. § 1350 and in connection with the accompanying Annual Report on Form 10-K of Stone Energy Corporation (the “Company”) for the year ended December 31, 2014 that is being filed concurrently with the Securities and Exchange Commission on the date hereof (the “Report”), each of the undersigned officers of the Company hereby certifies, to the best of his knowledge, that:

(i.)	The Report fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended; and

(ii.)	The information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.

February 26, 2015	/s/ David H. Welch
David H. Welch
President, Chief Executive Officer and Chairman of the Board

/s/ Kenneth H. Beer
Kenneth H. Beer
Executive Vice President and Chief Financial Officer